UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 11, 2016

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 11, 2016, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Green Dot Corporation (“Green Dot”) expanded the number of authorized members of the Board by two and appointed three new independent directors, with one existing non-independent director agreeing to step down in order to allow for the appointment of the three new independent directors without having to expand the Board beyond two new seats.
Green Dot’s Board appointed J. Chris Brewster, former Chief Financial Officer, Cardtronics, Inc., as a Class I member of the Board. The Board also appointed Rajeev V. Date, Managing Partner, Fenway Summer LLC and former Associate Director of Research, Markets, and Regulations and Deputy Director at the Consumer Financial Protection Bureau, as a Class I member of the Board. Additionally, the Board appointed William I. Jacobs, current Chairman and former lead independent director of Global Payments, Inc., as a Class II member of the Board. It has not yet been determined on which Board committees Messrs. Brewster, Date and Jacobs will serve. Concurrently with the appointments of Messrs. Brewster, Date and Jacobs, Samuel Altman, a non-independent Class I director, voluntarily agreed to step down from the Board, effective immediately prior to the new director appointments, in order to facilitate the appointment of all three independent directors without necessitating the expansion of the Board beyond two new seats.
In connection with their service as directors, Messrs. Brewster, Date and Jacobs will each receive Green Dot's standard non-employee director cash and equity compensation. They each will receive a pro rata portion of the $70,000 annual retainer for her service through the remaining portion of the year ending December 31, 2016. In addition, pursuant to the Board's compensation policy for non-employee directors, Messrs. Brewster, Date and Jacobs will each be eligible to receive annual awards under our 2010 Equity Incentive Plan of restricted stock units having a fair market value on the grant date equal to a pre-determined dollar value equal to $105,000. These awards are granted at each annual meeting of stockholders and either will vest over one year or will be fully-vested at the annual meeting of stockholders following the grant.
In connection with their appointment, Messrs. Brewster, Date and Jacobs entered into Green Dot's standard form of indemnification agreement for its officers and directors. This agreement requires Green Dot, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires Green Dot to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.01 to Green Dot's registration statement on Form S-1 (No. 333-165081) filed on June 29, 2010 and is incorporated by reference herein.
In the ordinary course of its business, Green Dot incurs expenses in connection with enabling its cardholders’ use of ATMs provided by third party vendors, including Cardtronics, Inc., a public company for which Mr. Brewster currently is an employee and for which he served as Chief Financial Officer from February 2004 to February 2016. Green Dot’s payments to Cardtronics and its affiliates were approximately $1.0 million in 2015 and approximately $0.1 million during the three months ended March 31, 2016. The amounts paid to Cardtronics during 2015 represented approximately 0.2% of Green Dot’s total operating expenses for the year and less than 0.1% of Cardtronics’ total revenues for 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: April 11, 2016